November 18, 2004

Cousins Properties Incorporated

2500 Windy Ridge Parkway
Suite 1600
Atlanta, GA 30339

Re:     Federal Income Tax Status of Cousins Properties Incorporated

Ladies and Gentlemen:

On October 4, 1996, Cousins Properties Incorporated (the “Company”), a Georgia corporation, filed a Registration Statement on Form S-3 (File No. 333-12031) with the Securities and Exchange Commission, pursuant to which the Company may offer, from time to time, common stock, warrants, and debt securities (together with all exhibits, supplements and amendments thereto, the “Initial Shelf Registration”) in an amount aggregating $200,000,000. On July 10, 2003, the Company filed Amendment No. 1 to the Registration Statement Form S-3 (File No. 333-106401) with the Securities and Exchange Commission, pursuant to which the Company may offer, from time to time, common stock, warrants, debt securities, and preferred stock (together with all exhibits, supplements and amendments thereto, the “Prior Shelf Registration”) in an amount aggregating $133,140,625 of which $33,140,625 remains unsold.

The Company is filing a Registration Statement on Form S-3 pursuant to which the Company may offer, from time to time, common stock, warrants, debt securities, and preferred stock in an aggregate amount equal to the amount remaining unsold of $33,140,625 under the Prior Registration Statement plus an additional $166,859,375 (the “Registration Statement”), as more fully described in the Company’s prospectus included in the Registration Statement dated November 18, 2004 (together with all exhibits, supplements and amendments thereto, the “Prospectus”). The Registration Statement serves as a post-effective amendment to the Prior Shelf Registration. In connection with the filing of the Registration Statement (the “Shelf Registration”), you have requested Deloitte Tax LLP (“Deloitte Tax”) to issue an opinion regarding the status, for federal income tax purposes, of the Company and its Subsidiary Partnerships (as later defined). The Company intends to continue to be taxed as a real estate investment trust (“REIT”) as defined in Internal Revenue Code (“IRC”) §§856-860.

Deloitte & Touche LLP previously issued, on July 10, 2003, a tax opinion regarding the status, for federal income tax purposes, of the Company as a REIT and of the Subsidiary Partnerships as partnerships in connection with the filing of the Prior Registration Statement.

As discussed below under the section entitled “LIMITATIONS ON OPINION” you understand and agree that this opinion is solely for the Company’s information and benefit, is limited to the described transaction, and may not be relied upon by any other person or entity, without the prior written consent of Deloitte Tax or as otherwise described herein.

Except as otherwise provided herein, capitalized terms shall have the same meaning ascribed to them in the Registration Statement, the Prior Shelf Registration, the Initial Shelf Registration Statement, the Prospectus, or the Company’s Restated and Amended Articles of Incorporation. It is our understanding that the Company intends to use the net proceeds from the sale of any of the securities under the Registration Statement for general corporate purposes.

In rendering our opinion, we have examined and, with your consent, have relied upon the following documents:

1.	Restated and Amended Articles of Incorporation of Cousins Properties Incorporated as amended August 9, 1999 and as further amended July 22, 2003 (the “Articles of Incorporation”);

2.	Bylaws of Cousins Properties Incorporated, as amended April 29, 1993 (the “By-Laws”)

3.	The Prospectus;

4.	A letter dated November 18, 2004, and signed by James A. Fleming as Executive Vice President and Chief Financial Officer of the Company, on behalf of the Company, a copy of which is attached hereto (the “Certificate of Representations”);

5.	An opinion from King & Spalding LLP, counsel to the Company, dated November 18, 2004, which states that the Company is a corporation validly existing and in good standing under the laws of the State of Georgia; and

6.	Such other records, certificates, agreements, schedules and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) the documents are original documents, or true and accurate copies of original documents, and have not been subsequently amended; (ii) the signatures on each original document are genuine; (iii) where any such document required execution by a person, the person who executed the document had proper authority and capacity; (iv) all representations and statements set forth in such documents are true and correct; (v) where any such document imposes obligations on a person, such obligations have been or will be performed or satisfied in accordance with their terms; and (vi) the Company at all times has been and will be organized and operated in accordance with the terms of such documents.

For purposes of rendering this opinion, we have assumed that the registration contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of the registration.

I. Background, Facts and Representations, and Significant Assumptions

A. Background

Cousins Properties Incorporated is a Georgia corporation, which since 1987 has elected to be taxed as a real estate investment trust (“REIT”).

Cousins Real Estate Corporation and its subsidiaries (“CREC”) is a taxable entity consolidated with the Company for financial reporting purposes, which owns, develops, and manages its own real estate portfolio and performs certain real estate related services for other parties. CREC II Inc. (“CREC II”) was another taxable entity consolidated with the Company for financial reporting purposes. CREC II owned a 100 percent interest in Cousins Properties Services LP, a full-service real estate company headquartered in Irving, Texas that specializes in third party property management and leasing of Class “A” office properties. CREC II was merged with and into CREC effective December 31, 2003.

The Company is an Atlanta, Georgia-based, fully integrated, self administered equity REIT. The Company has extensive experience in the real estate industry, including the acquisition, financing, development, management and leasing of properties. Cousins Properties Incorporated has been a public company since 1962, and its common stock trades on the New York Stock Exchange under the symbol “CUZ.” The Company’s Series A Cumulative Redeemable Preferred Stock trades on the New York Stock Exchange under the symbol “CUZPRA.” The Company owns, directly and through subsidiaries and joint ventures, a portfolio of well-located, high-quality office, medical office, retail and residential properties and development projects and holds several tracts of strategically located undeveloped land. The Company intends to acquire and/or develop industrial properties and is considering investments in condominium projects to be developed by partners with local expertise. The strategies employed to achieve the Company’s investment goals include the development of properties which are leased to quality tenants; the maintenance of high levels of occupancy within owned properties; the development of single-family residential subdivisions; the selective sale and financing of assets; the creation of joint venture arrangements; and the acquisition of quality income-producing properties at attractive prices. The Company also seeks to be opportunistic and take advantage of normal real estate business cycles.

B. Facts and Representations

In addition to the foregoing, our opinion is based on the factual information and assumptions contained herein and representations made to us in the Certificate of Representations attached as Attachment A.

Without limiting the foregoing, we have assumed that all statements and descriptions of the Company’s past and intended future activities herein and in the Certificate of Representations are true and accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts, assumptions or documents in a material way. To the extent the representations set forth in the Certificate of Representations are with respect to matters set forth in the IRC or Treasury Regulations, we have reviewed with the Company the relevant provisions of the IRC, the applicable Treasury Regulations and published administrative interpretations thereof.

C. Significant Assumptions

Our opinion is expressly based upon any assumption set forth herein and as follows:

1.	Beginning with the Company’s REIT election for the taxable year beginning January 1, 1987 and ending with the Company’s taxable year ending December 31, 1998, the Company met the requirements for qualification as a REIT and was taxed as such.

2.	Each Subsidiary Partnership was properly classified as a partnership for federal income tax purposes at all times prior to January 1, 1999.

3.	The facts and representations as made by James A. Fleming on behalf of the Company in the Certificate of Representations are true and correct.

4.	The Company intends to continue to be organized and operate in a manner which will allow it to meet the requirements for qualification and taxation as a REIT for the remainder of the tax year ending December 31, 2004 and future years.

5.	Each Subsidiary Partnership intends to continue to be organized and operate in a manner which will allow it to be treated as a partnership and not as an association taxable as a corporation for the remainder of the tax year ending December 31, 2004 and future years.

6.	None of the securities to be issued pursuant to the Registration Statement will be issued in violation of the Limit as set forth in Article 11 of the Articles of Incorporation.

7.	The Company is duly formed and existing under the laws of the State of Georgia and is duly authorized to transact business in the State of Georgia.

II. Issues Considered

A. REIT Status

Since the commencement of the Company’s taxable year which began January 1, 1999 through the tax year ending December 31, 2003, has the Company been organized in conformity with the requirements for qualification as a REIT under the IRC, and has its actual method of operation enabled, and will its proposed method of organization and operation enable, the Company to continue to meet the requirements for qualification and taxation as a REIT?

B. Subsidiary Partnership Status

Since January 1, 1999, have the Subsidiary Partnerships been treated as partnerships and not as associations taxable as corporations for federal income tax purposes, and will their proposed method of organization and operation allow them to continue to be treated as partnerships and not as associations taxable as corporations for federal income tax purposes?

III. Conclusions Reached

Based upon and subject to the foregoing, we are of the opinion that:

A. REIT Status

Since the commencement of the Company’s taxable year which began January 1, 1999 through the tax year ending December 31, 2003, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the IRC, and its actual method of operation has enabled, and its proposed method of organization and operation will enable, the Company to continue to meet the requirements for qualification and taxation as a REIT. As noted in the Prospectus, the Company’s qualification and taxation as a REIT depends upon its ability to meet, through actual, annual operating results, certain requirements including requirements relating to distribution levels, diversity of stock ownership, composition of assets and sources of income, and the various qualification tests imposed under the IRC. Accordingly, no assurance can be given that the actual results of the Company’s organization and operation for any period subsequent to the date of this opinion will satisfy the requirements for taxation as a REIT under the IRC.

B. Subsidiary Partnership Status

The Subsidiary Partnerships have from January 1, 1999 through December 31, 2003 been treated as partnerships and not as associations taxable as corporations for federal income tax purposes, and their proposed method of organization and operation will continue to allow them to be treated as partnerships and not as associations taxable as corporations for federal income tax purposes. The Subsidiary Partnerships’ treatment as partnerships for federal income tax purposes depends upon their form of organization and method of operation. Accordingly, no assurance can be given that the future organization and operations of the Subsidiary Partnerships will allow them to continue to be treated as partnerships for federal income tax purposes.

IV. Law & Analysis

A. REIT Status

1. Organizational Requirements. In order to qualify as a REIT for federal income tax purposes, IRC §856 requires that an entity meet the following organizational tests:

(1)	it must be organized as a corporation, trust, or association;

(2)	it must be managed by one or more trustees or directors;

(3)	beneficial ownership must be evidenced by transferable shares or certificates;

(4)	it must be taxable as a domestic corporation but for the operation of IRC §§856 through 859;

(5)	it must not be a financial institution or insurance company;

(6)	beneficial ownership must be held by 100 or more persons;

(7)	subject to the provisions of IRC §856(k), it must not be closely held as determined under IRC §856(h);

(8)	it must use the calendar year as its taxable year; and

(9)	it must elect to be taxed as a REIT or have in effect such an election made for a previous taxable year.

The requirements described in (1) through (5) above must be met during the entire taxable year. The requirement described in (6) above must exist during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The requirement described in (7) above must be met during the last half of each taxable year of the REIT. The requirements described in (6) and (7) above do not apply to the first taxable year for which an election is made under IRC §856(c)(1).

The Company has represented that it has satisfied the requirements of (1) through (5) above for all years since January 1, 1987. The Company has also represented that it has satisfied the requirements of (6) and (7) above for all tax years for which it elected to be taxed as, or otherwise has calculated its taxable income as, a REIT consistent with the provisions of IRC §857(b)(2). Further, the Company has represented that it expects, and intends, to take all necessary measures within its control to ensure that the beneficial ownership of the Company will at all times be held by 100 or more persons.

In addition, subject to certain exceptions, the Company’s Articles of Incorporation, Article 11 A (1), states that after December 31, 1986, shares of stock of the Company shall not be transferable to any person if such transfer would cause the person to be an owner of more than 3.9 percent in value of the outstanding shares, including both common and preferred stock (the “Limit”). If such a transfer occurs, the Articles of Incorporation provide that the transfer will be void and the intended transferee will acquire no rights to the shares. Article 11 A (2) states that other than a shareholder who already exceeded the Limit at December 31, 1986 (a “Prior Owner”), no shareholder shall at any time own shares that exceed the Limit. The Board of Directors, however, is provided authority to exempt shareholders from the operation of Articles 11 A (1) and (2). Article 11 A (3) restricts Prior Owners from receiving additional shares except in certain circumstances. The shares causing a violation of any of these provisions (“Excess Shares”) are deemed transferred to the Company as trustee for a trust. The interest in the trust will be freely transferable by the intended transferee. Once the intended transferee of the Excess Shares has transferred the trust interest to an owner not violating the Limit, the shares are no longer Excess Shares and the intended transferee’s interest in the trust is extinguished.

Article 11 A (6) states that if a person acquires shares in excess of the Limit and such acquisition causes the Company to not qualify as a REIT under the five or fewer rule applicable for purposes of IRC §856(h), such person shall be liable for the corporate taxes that are due until REIT status can be re-elected.

Pursuant to Treasury Regulation §1.856-1(d)(2), “...Provisions in the trust instrument or corporate charter or bylaws which permit the trustee or directors to redeem shares or to refuse to transfer shares in any case where the trustee or directors, in good faith, believe that a failure to redeem shares or that a transfer of shares would result in the loss of status as a real estate investment trust will not render the shares ‘nontransferable’...”1

[1]	See e.g., Priv. Ltr. Ruls. 9430022 (April 29, 1994) (excess shares deemed transferred to a charity) and 8921067 (February 28, 1989).

The Company has represented that it does not and will not impose, and is not aware of, any transfer restrictions on its outstanding shares of beneficial interest other than those restrictions contained in the Company’s Articles of Incorporation (as described above), which are intended to enable the Company to comply with certain REIT qualification requirements as set forth in IRC §856(a)(6).

The Company has represented that it has used the calendar year as its taxable year since 1987. The Company has also represented that it made an election to be taxed as a REIT for each year commencing with the taxable year beginning January 1, 1987 and that it intends to take all necessary measures within its control to ensure that it meets the REIT organizational requirements in the current and future years. Furthermore, the Company has represented that it qualified as a REIT for federal income tax purposes from January 1, 1987 through December 31, 1998.

In addition to the organizational requirements listed above, a REIT must satisfy ongoing requirements concerning the nature of its income and assets, the payment of dividends and the maintenance of records.

2. Income Tests. For each taxable year, a REIT must satisfy certain income tests under IRC §856(c).

(1)	at least 75 percent of a REIT’s gross income (excluding gross income from prohibited transactions) must consist of rents from real property, interest on obligations secured by mortgages on real property or on interests in real property, gain from the sale of real property that was not held primarily for sale to customers in the ordinary course of business, dividends from other REITs and gain from the sale of REIT shares, refunds and abatements of real property taxes, income and gain from foreclosure property, loan commitment and certain other fees, qualified temporary investment income (as that term is defined in IRC §856(c)(5)(D)) and gain from the sale of certain other property; and

(2)	at least 95 percent of a REIT’s gross income (excluding gross income from prohibited transactions) must consist of items that would be includible in (1) above, and dividends, interest and gain from the sale or other disposition of stocks or securities.

For purposes of applying the income and the asset tests, the Company is treated as owning directly the assets and receiving the income of (i) any subsidiary (exclusive of any “taxable REIT subsidiary” as such term is defined in IRC §856(l)) of the Company in which: (a) with respect to all taxable years beginning on or before August 5, 1997, the Company has owned 100 percent of the stock at all times during the period of such subsidiary’s existence, and (b) with respect to all taxable years beginning after August 5, 1997, the Company owns, or has owned, 100 percent of such subsidiary (a “Qualified REIT Subsidiary” or “QRS”), (ii) each of any partnership (within the meaning of (and including any limited liability company or other entity classified as a partnership for federal income tax purposes) IRC §7701(a)(2) and the regulations promulgated thereunder) in which the Company or any QRS has held an interest, directly or indirectly (a “Subsidiary Partnership”)2, and (iii) any limited liability company (which has not elected to be classified as a corporation for federal income tax purposes) all of the interests in which are held by the Company, any QRS, or any Subsidiary Partnership directly, and/or indirectly through one or more other such limited liability companies (a “Disregarded LLC”).3

Based upon this “look through” approach, the rents received by the Company will qualify as “rents from real property” for the 75 percent test provided they are rents from interests in real property, charges for services customarily furnished or rendered in connection with the rental of real property and rent attributable to personal property which is leased under, or in connection with, a lease of real property, but only if the rent attributable to such personal property for the taxable year does not exceed 15 percent of the total rent, for both real and personal property, for the taxable year. Specifically excluded from the definition of rents from real property is (1) rent determined on the basis, in whole or part, of any person’s income or profits from the property (exclusive of rent based on a fixed percentage or percentages of receipts or sales); (2) rent received, directly or indirectly, from a tenant in which the REIT has an ownership interest (directly or indirectly) of 10 percent or more; and (3) for tax years beginning on or before August 5, 1997, rent from real property if the REIT furnishes or renders certain services to a tenant or manages or operates such property other than through an independent contractor from which the REIT receives no income (exclusive of any amount if such amount would be excluded from unrelated business taxable income under IRC §512(b)(3) if received by an organization described in IRC §511(a)(2)), and for tax years beginning after August 5, 1997, any “impermissible tenant service income” (as that term is defined in IRC §856(d)(7)).

The Company has represented that it has satisfied both of the income tests outlined above since January 1, 1987. It has also represented that it intends to take all necessary measures within its control to ensure that it meets such tests during each of its future taxable years. In addition, the Company has represented that it qualified as a REIT for federal income tax purposes from January 1, 1987 through December 31, 1998.

[2]	In the case of a REIT which is a partner in a partnership, as defined in IRC §7701(a)(2) and the regulations thereunder, the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. For purposes of IRC §856, the interest of a partner in the partnership’s assets shall be determined in accordance with his capital interest in the partnership. The character of the various assets in the hands of the partnership and items of gross income of the partnership shall retain the same character in the hands of the partners for all purposes of IRC §856. Treas. Reg. §1.856-3(g).

[3]	Solely for purposes of applying the 10 percent value test in taxable years beginning on or after January 1, 2005, in looking through any partnership to determine the REIT’s allocable share of any securities owned by the partnership, the REIT’s share of the assets of the partnership will correspond not only to the REIT’s interest as a partner in the partnership but also to the REIT’s proportionate interest in certain debt securities issued by the partnership. See IRC §856(m)(3) as added by the American Jobs Creation Act of 2004.

For taxable years beginning before January 1, 2005, if the Company fails to meet either income test (1) or (2) above, it may still qualify as a REIT in such taxable year if it reports the source and nature of each item of its gross income in its federal income tax return for such year, the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax and the failure to meet such tests is due to reasonable cause and not to willful neglect. Under a new relief provision enacted on October 22, 2004 as part of the American Jobs Creation Act of 2004, for taxable years beginning on or after January 1, 2005, a REIT may continue to qualify as a REIT if following the Company’s identification of a failure to satisfy one or both of the income tests for any taxable year, a description of each item of its gross income that qualifies for the tests is set forth in a schedule for such taxable year filed in accordance with Treasury Regulations, and such failure is due to reasonable cause and not due to willful neglect. Under both relief provisions, the Company would be subject to a tax of 100 percent based on the excess non qualifying income. The Company has represented that if it fails to meet the requirements of either IRC §§856(c)(2) or (c)(3) (or both) in any taxable year, it intends to avail itself of the provisions of IRC §856(c)(6) (whereby it will be considered to have satisfied the requirements of such paragraphs) if such failure is due to reasonable cause and not due to willful neglect.

3. Asset Tests. At the close of each quarter during each taxable year, a REIT must satisfy four tests under IRC §856(c)(4).

For tax years beginning on or before December 31, 2000:

(1)	at least 75 percent of the value of a REIT’s total assets must consist of real estate assets, cash and cash items (including receivables) and Government securities;

(2)	not more than 25 percent of the value of a REIT’s total assets may consist of securities, other than those includible under (1) above;

(3)	not more than 5 percent of the value of a REIT’s total assets may consist of securities of any one issuer, other than those securities includible under (1) above; and

(4)	not more than 10 percent of the outstanding voting securities of any one issuer may be held by the REIT, other than those securities includible under (1) above.

For tax years beginning after December 31, 2000:

(1)	at least 75 percent of the value of a REIT’s total assets must consist of real estate assets, cash and cash items (including receivables) and Government securities;

(2)	not more than 25 percent of the value of a REIT’s total assets may consist of securities, other than those includible under (1) above;

(3)	not more than 20 percent of the value of a REIT’s total assets may consist of securities of one or more taxable REIT subsidiaries, as defined under IRC §856(l) (“TRS”);

(4)	except with respect to a TRS and securities includible under (1) above (i) no more than 5 percent of the value of a REIT’s total assets may consist of securities of any one issuer; (ii) a REIT may not hold securities possessing more than 10 percent of the total voting power of the outstanding securities of any one issuer; and (iii) a REIT may not hold securities having a value of more than 10 percent of the total value of the outstanding securities of any one issuer (the “Single Issuer Security Limitation”).

The following assets are not treated as “securities” held by a REIT for purposes of the 10 percent value test described in (4)(iii) above:

(1)	“Straight debt” meeting certain requirements described in IRC §856(m)(2), unless the REIT holds (either directly or through controlled TRSs) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1 percent of such issuer’s outstanding securities;

(2)	Loans to individuals or estates;

(3)	Certain rental agreements calling for deferred rents or increasing rents that are subject to IRC §467 , other than with certain related persons;

(4)	Obligations to pay the REIT amounts qualifying as “rents from real property” under the 75 percent and 95 percent gross income tests;

(5)	Securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any entity not described in this category or payments on any obligation issued by such an entity;

(6)	Securities issued by a qualifying REIT;

(7)	Other arrangements identified in Treasury Regulations (which have not yet been issued or proposed).

In addition, any debt instrument issued by a partnership will not be treated as a “security” for purposes of the 10 percent value test if at least 75 percent of the partnership’s gross income

(excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75 percent gross income test. If at least 75 percent of the partnership’s gross income is not derived from sources meeting the requirements of the 75 percent gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of the REIT’s interest as a partner in the partnership. Also, in looking through any partnership to determine the REIT’s allocable share of any securities owned by the partnership, the REIT’s share of the assets of the partnership, solely for purposes of applying the 10 percent value test in taxable years beginning on or after January 1, 2005, will correspond not only to the REIT’s interest as a partner in the partnership but also to the REIT’s proportionate interest in certain debt securities issued by the partnership.

Failure to satisfy any of the asset tests discussed above at the end of any quarter, without curing such failure within 30 days after the end of such quarter, would generally result in the disqualification of the entity as a REIT4, unless certain relief provisions enacted as part of the American Jobs Creation Act of 2004 are available. Under a de minimis failure relief provision, the failure of the 5 percent asset test, the 10 percent voting securities test, or the 10 percent value test, would not disqualify the REIT if the failure is due to the ownership of assets having a total value not exceeding the lesser of 1 percent of the total value of the REIT’s assets at the end of the relevant quarter or $10,000,000, and the REIT disposes of such assets (or otherwise meets such asset tests) within six months after the end of the quarter in which the failure was identified. If the REIT were to fail to meet any of the REIT asset tests for a particular quarter and the REIT did not qualify for the de minimis failure exception described in the preceding sentence, then the REIT would nevertheless be deemed to have satisfied the relevant asset tests if:

(1)	following the REIT’s identification of the failure, the REIT files, in accordance with the Treasury Regulations, a schedule setting forth a description of each asset that caused the failure;

(2)	the failure to meet the requirements was due to reasonable cause and not due to willful neglect;

(3)	the REIT disposes of the assets set forth in the schedule (or otherwise meets the relevant asset test) within six months after the last day of the quarter in which the identification of the failure occurred; and

(4)	the REIT pays a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets set forth in the schedule for the period beginning on the first date of the failure to meet the requirements and ending on the earlier of the date the REIT disposes of such assets or the end of the first quarter when there is no longer a failure to satisfy the asset tests.

[4]	See IRC §856(c)(4), flush language.

These relief provisions apply to taxable years beginning after the date of enactment, but it is unclear whether they would apply to failures occurring in prior years, which are identified in tax years beginning after the date of enactment.

In the case of a REIT which is a partner in a partnership, as defined in IRC §7701(a)(2) and the regulations thereunder, a REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. For purposes of IRC §856, the interest of a partner in the partnership’s assets shall be determined in accordance with his capital interest in the partnership, except that solely for purposes of applying the 10 percent value test in taxable years beginning on or after January 1, 2005, in looking through any partnership to determine the REIT’s allocable share of any securities owned by the partnership, the REIT’s share of the assets of the partnership will correspond not only to the REIT’s interest as a partner in the partnership but also to the REIT’s proportionate interest in certain debt securities issued by the partnership. The character of the various assets in the hands of the partnership and items of gross income of the partnership shall retain the same character in the hands of the partners for all purposes of IRC §856.5 As such, a REIT’s ownership interest in a partnership is not subject to the Single Issuer Security Limitation. See discussion at ‘B. Subsidiary Partnership Status’ below for requirements for entities to qualify as partnerships for federal income tax purposes.

The Company has represented that it has satisfied each of the asset tests outlined above since January 1, 1987. It has also represented that it intends to take all necessary measures to ensure that it meets such tests at the end of each quarter of each of its future taxable years. In addition, the Company has represented that it qualified as a REIT for federal income tax purposes from January 1, 1987 through December 31, 1998.

For purposes of this opinion, we have assumed that each Subsidiary Partnership has been properly classified as a partnership for federal income tax purposes prior to January 1, 1999. In addition, based upon the representations of the Company as set forth in the Certificate of Representations, and the assumption that the Subsidiary Partnerships were properly classified as partnerships for federal income tax purposes prior to January 1, 1999, we conclude that the Subsidiary Partnerships have since January 1, 1999 been taxable as partnerships and not as associations taxable as corporations for federal income tax purposes, and they will continue to be taxable as partnerships and not as associations taxable as corporations for federal income tax purposes. As such, the Company’s ownership interest in each Subsidiary Partnership since January 1, 1999 will not (in, and of, itself) cause it to fail to meet the Single Issuer Security Limitation.

For the current and all future taxable years, the Company has represented that it expects, and the Company intends to take all necessary measures within its control to ensure, that the

[5]	Treas. Reg. §1.856-3(g).

Company has or will revalue its assets at the end of each quarter of each taxable year in which securities or other property is acquired and will eliminate within 30 days after the end of each such quarter any discrepancy between the value of the Company’s various investments and the requirements of the asset tests outlined above, to the extent such discrepancy is attributable in whole or in part to acquisitions during such quarter.

For all tax years beginning after December 31, 2000, the Company has represented that all debt securities, other than securities of a TRS, held by the Company (i) have been secured by real property (including interests in real property); (ii) have had a value of less than 10 percent of the total value of the outstanding securities of the issuer; or (iii) are not considered a “security” by reason of IRC §856(m). In addition, the Company has represented that any debt securities, other than securities of a TRS, that it will hold in the future will satisfy at least one of these three requirements.

The Company has represented that the Company and each of CREC, CREC II and MC Düsseldorf Holding B.V. (“Düsseldorf”) joined in a timely filed election to treat each of CREC, CREC II and Düsseldorf as a TRS effective January 1, 2001. Additionally, the Company has represented that it joined in an election to treat Captivate Network, Inc. (“Captivate”) as a TRS and that the Company has at all times owned less than 10 percent of the vote and value of Captivate’s securities. The Company has also represented that it no longer owns any securities of CREC II or Düsseldorf.

The Company has represented that if it fails to meet the assets tests, it will take all actions necessary to avail itself of any relief provisions that could apply.

4. Distribution Requirement. During each taxable year, in order to qualify as a REIT, the deduction for dividends paid (computed without regard to capital gain dividends) must equal or exceed the following:

(1)	the sum of (a) 95 percent (90 percent for taxable years beginning after December 31, 2000) of real estate investment trust taxable income computed without regard to the deduction for dividends paid and excluding net capital gain, and (b) 95 percent (90 percent for taxable years beginning after December 31, 2000) of the excess of net income from foreclosure property over the tax on such income; minus

(2)	any excess non-cash income.

This requirement (the “Distribution Requirement”) is defined by reference to the dividends paid deduction. Therefore, only distributions that qualify for that deduction will count in meeting the Distribution Requirement.6

[6]	See IRC §§561 and 562.

Such dividends must be paid in the taxable year to which they relate, or in the 12-month period following the close of such taxable year, if declared before the Company timely files it tax return for such taxable year and if paid on or before the first regular dividend payment after such declaration. Any dividend declared by the Company in October, November, or December of any calendar year and payable to shareholders of record on a specified date in such a month shall be deemed to have been paid on December 31 of such calendar year if such dividend is actually paid by the Company during January of the following calendar year. If a REIT has more than one class of stock, the Distribution Requirement must be met on an aggregate basis and not with respect to each separate class of stock. Distributions within each class of stock must be pro rata and non-preferential. Further, any distribution shall not be considered as a dividend for purposes of computing the dividends paid deduction, unless such distribution is with no preference to one class of stock as compared with another class except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference.

To the extent that a REIT does not distribute all of its net capital gain or distributes at least 95 percent (90 percent for taxable years beginning after December 31, 2000), but less than 100 percent, of its REIT taxable income, it will be subject to tax at regular corporate tax rates. A REIT may also be subject to an excise tax if it fails to meet certain other distribution requirements.

The Company has represented that it has satisfied the Distribution Requirement for each of its tax years commencing with the tax year beginning January 1, 1987, and it has represented that it expects and intends to take all necessary measures to continue to make dividend distributions to its shareholders on an annual basis sufficient to meet such requirement. In addition, the Company has represented that it qualified as a REIT for federal income tax purposes from January 1, 1987 through December 31, 1998.

Because of timing differences between the inclusion of income and deduction of expenses in arriving at taxable income, and because the amount of nondeductible expenses, such as principal amortization and capital expenditures, could exceed the amount of non cash deductions such as depreciation, it is possible that the Company may not have sufficient cash or liquid assets at a particular time to satisfy the Distribution Requirement. In such event, the Company may declare a consent dividend, which is a hypothetical distribution to shareholders out of the earnings and profits of the Company. The effect of such a consent dividend, to those shareholders who agree to such treatment, would be that such shareholders would be treated for federal income tax purposes as if such amount had been paid to them in cash and they had then immediately contributed such amount back to the Company as additional paid-in capital. This treatment would result in taxable income to those shareholders without the receipt of any actual cash distribution, but it would also increase their tax basis in their stock by the amount of the taxable income recognized. A consent dividend does not include amounts which, if distributed in money would constitute or be part of a preferential distribution as defined in IRC §562(c).7

In determining whether it has paid dividends for any year in an amount sufficient to meet the Distribution Requirement, the Company has represented that it will disregard any dividends treated as “preferential dividends” under IRC §562(c) and, if any dividend not so disregarded is determined to be a preferential dividend (or if the Company is determined to have failed for any other reason to pay the amount of dividends required by the preceding sentence), then the Company will pay a deficiency dividend as necessary to avoid being disqualified as a REIT.

If the Company fails to meet the Distribution Requirement in any taxable year due to an adjustment to the Company’s income by reason of a judicial decision, by agreement with the IRS, or, for taxable years beginning on or after January 1, 2005, as a result of the Company’s determination and reporting of an adjustment, the Company may pay a deficiency dividend to its shareholders, which would relate back to the taxable year being adjusted for purposes of meeting the Distribution Requirement in such taxable year. In such case, the Company would also be required to pay interest plus a penalty to the IRS.8 The Company has represented that if it is determined to have failed, for any reason, to pay the amount of dividends sufficient to meet the Distribution Requirement, then the Company will pay a deficiency dividend as necessary to avoid being disqualified as a REIT. In the event it is determined that the Company’s income should be adjusted for any taxable year, and such adjustment would otherwise result in disqualification of the Company as a REIT for failure to meet the minimum distribution requirement for such year, the Company has represented that it intends timely to declare and pay a deficiency dividend in accordance with IRC §860 in order to avoid being disqualified as a REIT.

If the Company cannot declare a consent dividend or if it lacks sufficient cash to distribute 95 percent (90 percent for taxable years beginning after December 31, 2000) of its REIT taxable income or to pay a deficiency dividend in appropriate circumstances, the Company could be required to borrow funds or liquidate a portion of its investments in order to pay its expenses, make the required cash distributions to shareholders, or satisfy its tax liabilities. There can be no assurance that such funds will be available to the extent, and at the time, required by the Company, in which case its status as a REIT could be lost.

5. Other Requirements. In addition to the foregoing, a corporation may not compute its taxable income as a real estate investment trust consistent with the provisions of IRC §857(b)(2) unless: (i) the provisions of the IRC, Subtitle A, Chapter 1, Subchapter M, Part II (i.e., IRC §§856 through 859, the “REIT Sections”) applied to the corporation for all taxable years beginning after February 28, 1986, or (ii) as of the close of the taxable year, the

[7]	See IRC §565(b)(1).

[8]	See IRC §860.

corporation has no earnings and profits accumulated in any “non-REIT year”.9 For this purpose, the term “non-REIT year” means any taxable year to which the provisions of the REIT Sections did not apply with respect to the corporation. The Company has represented that other than earnings and profits that were grandfathered under IRC §857(a)(2)(A) related to taxable years beginning before February 28, 1986, it has no, and will continue to have no, accumulated earnings and profits from any taxable year for which it did not qualify as a REIT and has not succeeded by reason of any merger or other non-taxable acquisition of assets (including any deemed acquisition of assets resulting from an election to treat a subsidiary as a QRS) to the earnings and profits of any other entity taxable as a corporation. If, by reason of any merger (directly or through a QRS) or other non-taxable acquisition of assets (including any deemed acquisition of assets resulting from an election to treat a subsidiary as a QRS), the Company does succeed to the earnings and profits of any other entity taxable as a corporation, then the Company intends to distribute to the Company’s shareholders all of such earnings and profits before the close of the taxable year of such merger or acquisition.

If for any reason, the Company’s status as a REIT is terminated for any year (and any subsequent taxable year for which the Company may not elect to be treated as a REIT as a result of such termination pursuant to IRC §§856(g)(3) and 856(g)(4)), the Company intends timely to declare and pay to its shareholders a dividend in an amount sufficient to eliminate so much of any earnings and profits for the year of termination (and for any subsequent taxable year for which the Company may not elect to be treated as a REIT as a result of such termination pursuant to IRC §§856(g)(3) and 856(g)(4)) as is necessary to enable the Company to re-elect to be a REIT no later than its fifth taxable year after the first taxable year for which such termination was effective.

Treasury Regulation §1.857-11(c) provides that distribution procedures similar to those in IRC §852(e) for regulated investment companies apply to non-REIT earnings and profits of real estate investment trusts. As such, for distributions after December 31, 2000, if there is a “determination” (as defined below) that the REIT Sections do not apply to a REIT for any taxable year (hereinafter in this subsection referred to as the “non-REIT year”), and such REIT meets the “distribution requirements” (described below) with respect to the non-REIT year, for purposes of applying IRC §857(a)(2) to subsequent taxable years, the provisions of the REIT Sections shall be treated as applying to such REIT for the non-REIT year. If the “determination” (as defined below) that the provisions of the REIT Sections do not apply to the REIT is solely as a result of the failure to meet the requirements of IRC §857(a)(2), the preceding sentence shall also apply for purposes of applying IRC §857(a)(2) to the non-REIT year and the “distribution requirements” (described below) shall be the portion of the accumulated earnings and profits which resulted in such failure. The distribution requirements are met with respect to any non-REIT year if, within the 90-day period beginning on the date of the “determination” (as defined below) (or within such longer period as the Secretary may permit), the REIT makes one or more “qualified designated distributions” (as defined below)

[9]	See IRC §857(a)(2).

and the amount of such distributions is not less than the excess of the portion of the accumulated earnings and profits of the investment company (as of the date of the “determination” (as defined below) ) which are attributable to the non-REIT year, over any interest payable as determined pursuant to the rules applied to regulated investment companies under IRC §852(e)(3). The term “qualified designated distribution” means any distribution made by the investment company if: (i) IRC §301 applies to such distribution; and (ii) such distribution is designated (at such time and in such manner as the Secretary shall by regulations prescribe) as being taken into account under this paragraph with respect to the non-REIT year. Any qualified designated distribution shall not be included in the amount of dividends paid for purposes of computing the dividends paid deduction for any taxable year. The provisions of Treasury Regulation §1.857-11(c) and IRC §852(e) shall not apply if the “determination” contains a finding that the failure to meet any requirement of the REIT Sections was due to fraud with intent to evade tax. The term “determination” has the meaning given to such term by IRC §860(e). Such term also includes a determination by the REIT filed with the Secretary that the REIT Sections do not apply to the REIT for a taxable year.

In the event of a determination (as defined above and in IRC §860(e)) which causes the termination of its election as a REIT pursuant to IRC §856(g), the Company intends to timely avail itself of the relief provisions of Treasury Regulation §1.857-11(c) and IRC §852(e) and declare and pay to its shareholders a qualified designated distribution or distributions in an amount or amounts sufficient to eliminate so much of any earnings and profits for the year of termination (and for any subsequent taxable year for which the Company may not elect to be treated as a REIT as a result of such termination pursuant to IRC §§856(g)(3) and 856(g)(4)) as is necessary to enable the Company to re-elect to be taxed as a REIT no later than its fifth taxable year after the first taxable year for which such termination was effective.

Under a new relief provision enacted as part of the American Jobs Creation Act of 2004, if the REIT were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, the REIT would retain REIT qualification if the failure was due to reasonable cause and not willful neglect, and if the REIT were to pay a penalty of $50,000 for each such failure. This new relief provision will be available to the REIT in taxable years beginning on or after January 1, 2005. The Company has represented that if it fails to satisfy one or more requirements for REIT qualification, other than an asset or income test violation for which relief is otherwise available, it will avail itself of this relief provision if the failure is due to reasonable cause and not willful neglect.

B. Subsidiary Partnership Status

In order to qualify as a partnership for federal income tax purposes, Treasury Regulations §§301.7701-2 and 301.7701-3 (as effective for periods prior to January 1, 1997) stipulated that an unincorporated organization will be treated as a partnership if it has no more than two of the following corporate characteristics:

(1)	limited liability;

(2)	continuity of life;

(3)	free transferability of interests; and

(4)	centralized management.

An organization will be deemed to possess the corporate characteristic of limited liability if under local law there is no member who is personally liable for debts or claims against the organization. In the case of a limited partnership, personal liability will not exist unless the general partner has substantial assets (other than its interest in the partnership), which could be reached by a creditor of the organization. Personal liability will also not exist when the general partner is merely a “dummy” acting as an agent of the limited partners.10

An organization formed under a statute which essentially conforms to the Uniform Limited Partnership Act will not have continuity of life. In addition, if the death, insanity, bankruptcy, retirement, resignation or expulsion of any member will cause a dissolution of the organization unless other remaining general partners agree to continue the partnership or at least a majority in interest of the remaining partners agree to continue the partnership, continuity of life does not exist.11

An organization whose members have the power, without the consent of other members, to substitute for himself in the same organization a person who is not a member of the organization has free transferability of interests. This power of substitution does not exist unless the member is able, without the consent of other members, to confer upon his substitute all the attributes of his interests in the organization. The characteristic of free transferability does not exist in a case in which each member can, without the consent of other members, assign only his right to share in profits, but cannot so assign his rights to participate in the management of the corporation.12

The IRS has also stated that it would issue an advance ruling that a partnership lacks free transferability of interests if, throughout the life of the partnership, the partnership agreement expressly restricts the transferability of partnership interests representing more than 20 percent of all interests in partnership capital, income, gain, loss, deduction and credit.13

[10]	Treas. Reg. §301.7701-2(d) (as effective prior to January 1, 1997).

[11]	Treas. Reg. §301.7701-2(b)(1) (as effective prior to January 1, 1997).

[12]	Treas. Reg. §§301.7701-2(e) and 301.7701-3(b)(2), example 1 (as effective prior to January 1, 1997).

[13]	Rev. Proc. 92-33, 1992-1 C.B. 782.

An organization in which any person or group of persons that does not include all the members has the continuing exclusive authority, without ratification by the members of that organization, to make the management decisions necessary to conduct the business for which the organization was formed has the corporate characteristic of centralized management.14 Centralized management ordinarily exists in a limited partnership subject to a statute which essentially conforms to the Uniform Limited Partnership Act, if substantially all the interests in the partnership are owned by the limited partners.15

Effective as of January 1, 1997, the IRS adopted a classification system that permits a closely held unincorporated business to elect its tax status (the “Check-the-Box Rules”), discarding the four-factor classification system discussed immediately above. An unincorporated domestic business entity (an “Eligible Entity” as defined in Treasury Regulation §301-7701-3(a) (as effective January 1, 1997)) with at least two members, formed on or after January 1, 1997, will generally be classified as a partnership for federal tax purposes unless it elects to be treated as an association taxable as a corporation.16 Under the Check-the-Box Rules, an Eligible Entity in existence prior to January 1, 1997, will have the same classification that the entity claimed under Treasury Regulations §§301.7701-1 through 301.7701-3 (as in effect prior to January 1, 1997).17 In the case of a business entity that was in existence prior to January 1, 1997, the entity’s claimed classification will be respected for all periods prior to January 1, 1997, if (i) it had a reasonable basis (within the meaning of IRC §6662) for its claimed classification for federal income tax purposes, (ii) the entity, and all members of the entity recognized the federal income tax consequences of any change in its classification within the sixty months prior to January 1, 1997, and (iii) neither the entity nor any of its partners was notified in writing on or before May 8, 1996, that its classification was under examination.18

A partnership can nonetheless be taxed as a corporation if it is a publicly traded partnership under IRC §7704. In addition, the IRS has adopted final regulations that provide an anti-abuse rule (“Anti-abuse Rule”) under the partnership provisions of the IRC (“Partnership Provisions”). Under the Anti-abuse Rule, if a partnership is formed or availed of in connection with a transaction with a principal purpose of substantially reducing the present value of the partners’ aggregate federal tax liability in a manner that is inconsistent with the intent of the Partnership Provisions, the IRS can disregard the form of the transaction and recast it for federal income tax purposes. The Anti-abuse Rule states that the intent of the

[14]	Treas. Reg. §301.7701-2(c)(1).

[15]	Treas. Reg. §§301.7701-2(c)(4) and 301.7701-2(a)(5) (as effective prior to January 1, 1997).

[16]	See Treas. Reg. §§301-7701-1 through 301-7701-4 (as effective January 1, 1997).

[17]	Treas. Reg. §301-7701-3(b)(3)(i) (as effective January 1, 1997).

[18]	Treas. Reg. §301.7701-3(h) (as effective January 1, 1997).

Partnership Provisions is to permit taxpayers to conduct business for joint economic profit through aflexible arrangement that accurately reflects the partners’ economic agreement without incurring an entity level tax. The regulations go on to provide that the Partnership Provisions are not intended to permit taxpayers (i) to structure transactions using a partnership to achieve tax results that are inconsistent with the underlying economic arrangements of the parties or the substance of the transactions; or (ii) to use the existence of a partnership to avoid the purposes of other provisions of the IRC. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances.19

The Company has represented that, commencing on or after January 1, 1997, each of any Subsidiary Partnership in existence prior to January 1, 1997 or formed on or after January 1, 1997, has been, and will continue to be, a domestic “eligible entity” as that term is defined in Treasury Regulation §301.7701-3(a). For all periods prior to January 1, 1997, the Company represented that (i) each of any Subsidiary Partnership in existence prior to January 1, 1997 claimed partnership classification and had a reasonable basis (within the meaning of IRC §6662) for its claimed classification as a partnership (and not as an association taxable as a corporation) for federal income tax purposes; (ii) each of any Subsidiary Partnership in existence prior to January 1, 1997 and all of its respective partners recognized the federal income tax consequences of any change in its classification within the sixty months prior to January 1, 1997; and (iii) no Subsidiary Partnership in existence prior to January 1, 1997, nor any of its partners was notified in writing on or before May 8, 1996, that its classification was under examination. The Company has represented that none of the Subsidiary Partnerships has affirmatively elected or will affirmatively elect (on a Form 8832 filed with the IRS or otherwise) to be classified as an association taxable as a corporation for federal income tax purposes. Moreover, the Company has represented that none of the Subsidiary Partnerships will change its form of organization.

The Company has also represented that since January 1, 1987, none of any amendments to any Subsidiary Partnership agreement have affected the rights of the respective partners under such agreement in a manner so as to alter the number of corporate characteristics applicable to the Subsidiary Partnership for all periods prior to January 1, 1997.

The Company has also represented that no interests in any Subsidiary Partnership are traded on any established securities market or are readily tradable on any secondary market or the substantial equivalent of any secondary market, including any matching system or program.

V. Limitations on Opinion. No assurances are or can be given that the IRS will agree with the foregoing conclusions in whole or in part although it is our opinion that they should. While the opinion represents our considered judgment as to the proper tax treatment to the parties concerned based upon the law as it existed at the relevant time

[19]	See Treas. Reg. §1.701-2.

periods and the facts as they were presented to us, it is not binding upon the IRS or the courts. In the event of any change to the applicable law or relevant facts, assumptions or representations, we would of necessity need to reconsider our views. In rendering this opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the “IRC”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and the other interpretations of the IRC and Regulations by the courts and the IRS, all as they exist as of the date hereof. It should be noted, however, that the IRC, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. We can give no assurance, therefore, that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supercede the opinion stated herein. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues will not hold contrary to such opinion. Moreover, this opinion represents our conclusions based upon the documents, facts, assumptions and representations referred to above. Any material amendments to such documents or changes in any significant facts after the date hereof, or inaccuracy of such assumptions or representations could affect the opinion referred to herein.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law. You understand and agree that this opinion is solely for the Company’s information and benefit, is limited to the described transaction, and may not be relied upon, distributed, disclosed, made available to, or copied by anyone, without prior written consent or as described herein. We understand and agree that our opinion, in its entirety, will be attached as an exhibit to the Registration Statement and will be filed with the Securities and Exchange Commission. We also understand that there will be a reference to the Deloitte Tax name under the caption “Certain Federal Income Tax Considerations” in the Prospectus. The Registration Statement may not use or otherwise reference the Deloitte Tax name in any other manner without our prior written approval. Further, subject to the use permitted as described above, our opinion and the Deloitte Tax name may not be used or otherwise referenced in any way in connection with future offerings under the Registration Statement (including, by way of example, but not by way of limitation, in any offering document).

In addition, this opinion is based upon:

a.	the representations, assumptions, information, documents, and facts that we have included or referenced in this opinion letter;

b.	our assumption (without independent verification) that all of the representations and all of the originals, copies, and signatures of documents reviewed by us are accurate, true, and authentic;

c.	our assumption (without independent verification) that there was or will be timely execution and delivery of and performance as required by the representations and documents;

d.	the understanding that only the specific federal income tax issues and tax consequences opined upon herein are covered by this tax opinion, and no other federal, state, or local taxes of any kind were considered;

e.	the law, regulations, cases, rulings, and other tax authority in effect as of the date of this letter. If there are any significant changes in or to the foregoing tax authorities (for which we shall have no responsibility to advise you), such changes may result in our opinion being rendered invalid or necessitate (upon your request) a reconsideration of the opinion. We have not been retained, nor are we obligated, to monitor or update this opinion for future conditions that may affect this opinion; and

f.	your understanding that this opinion is not binding on the IRS or the courts and should not be considered a representation, warranty, or guarantee that the IRS or the courts will concur with our opinion.

Very truly yours,

/s/ Deloitte Tax LLP

Attachment A

November 18, 2004

Deloitte Tax LLP
191 Peachtree Street NE
Suite 1500
Atlanta, Georgia 30303

Gentlemen:

On October 4, 1996, Cousins Properties Incorporated (the “Company”), a Georgia corporation, filed a Registration Statement on Form S-3 (File No. 333-12031) with the Securities and Exchange Commission, pursuant to which the Company may offer, from time to time, common stock, warrants, and debt securities (together with all exhibits, supplements and amendments thereto, the “Initial Shelf Registration”) in an amount aggregating $200,000,000. On July 10, 2003, the Company filed Amendment No. 1 to the Registration Statement Form S-3 (File No. 333-106401) with the Securities and Exchange Commission, pursuant to which the Company may offer, from time to time, common stock, warrants, debt securities, and preferred stock (together with all exhibits, supplements and amendments thereto, the “Prior Shelf Registration”) in an amount aggregating $133,140,625 of which $33,140,625 remains unsold.

The Company is filing a Registration Statement on Form S-3 pursuant to which the Company may offer, from time to time, common stock, warrants, debt securities, and preferred stock in an aggregate amount equal to the amount remaining unsold of $33,140,625 under the Prior Registration Statement plus an additional $166,859,375 (the “Registration Statement”), as more fully described in the Company’s prospectus included in the Registration Statement dated November 18, 2004 (together with all exhibits, supplements and amendments thereto, the “Prospectus”). The Registration Statement serves as a post-effective amendment to the Prior Shelf Registration. In connection with the filing of the Registration Statement (the “Shelf Registration”), we have requested Deloitte Tax LLP (“Deloitte Tax”) to issue an opinion regarding the status, for federal income tax purposes, of the Company. The Company intends to continue to be taxed as a real estate investment trust (“REIT”) as defined in Internal Revenue Code (“IRC”) §§856-860.

We understand and agree that this opinion (except as provided in the following sentence) is solely for the Company’s information and benefit, is limited to the described registration, and may not be relied upon, distributed, disclosed, made available to, or copied by anyone, without the prior written consent of Deloitte Tax. Notwithstanding the above, we understand that

Deloitte Tax will consent to the use of its tax opinion as an exhibit, in its entirety, to the Registration Statement, which will be filed with the Securities and Exchange Commission.

Except as otherwise provided herein, capitalized terms shall have the same meaning ascribed to them in the Registration Statement, the Prior Shelf Registration, the Initial Shelf Registration, the Prospectus, or the Company’ Restated and Amended Articles of Incorporation.

In connection with such opinion, you have requested certain representations regarding the organization and operation of (i) the Company, (ii) Cousins Real Estate Corporation and consolidated subsidiaries (a subsidiary being defined for this purpose as any corporation in which Cousins Real Estate Corporation holds (or has held) an interest) (“CREC”), (iii) CREC II Inc. and consolidated subsidiaries (a subsidiary being defined for this purpose as any corporation in which CREC II Inc. holds (or has held) an interest) (“CREC II”), (iv) Captivate Network, Inc. (“Captivate”), (v) MC Düsseldorf Holding B.V. (“Düsseldorf”), (vi) any subsidiary (exclusive of any “taxable REIT subsidiary” as such term is defined in IRC §856(l)) of the Company in which: (a) with respect to all taxable years beginning on or before August 5, 1997, the Company has owned 100 percent of the stock at all times during the period of such subsidiary’s existence, and (b) with respect to all taxable years beginning after August 5, 1997, the Company owns, or has owned, 100 percent of such subsidiary (a “Qualified REIT Subsidiary” or “QRS”), (vii) each of any partnership (within the meaning of (and including any limited liability company or other entity classified as a partnership for federal income tax purposes) IRC §7701(a)(2) and the regulations promulgated thereunder) in which the Company or any QRS has held an interest, directly or indirectly (a “Subsidiary Partnership”), and (viii) any limited liability company (which has not elected to be classified as a corporation for federal income tax purposes) all of the interests in which are held by the Company, any QRS, or any Subsidiary Partnership directly, and/or indirectly through one or more other such limited liability companies (a “Disregarded LLC”).

Unless the context indicates otherwise, for purposes of all representations with respect to gross income or specific items of gross income (including, but without limitation, rental income, interest income, and gains from the sale or other disposition of assets) contained in this letter: (i) the Company shall be treated as receiving or accruing (a) a proportionate share of all gross income received or accrued by any Subsidiary Partnership in accordance with the Company’s proportionate IRC §704(b) capital account (“Capital Interest”) therein, (b) all gross income received or accrued by any QRS, and (c) all gross income received or accrued by any Disregarded LLC in which the Company owns (directly and/or indirectly through one or more other Disregarded LLCs) all of the membership interests; (ii) each of any QRS shall be treated as receiving or accruing (a) a proportionate share of all gross income received or accrued by any Subsidiary Partnership in which it owns a direct interest, in accordance with its Capital Interest in each such partnership, and (b) all gross income received or accrued by any Disregarded LLC in which the QRS (as the case may be) owns (directly and/or indirectly through one or more other Disregarded LLCs) all of the membership interests; and (iii) each of any Subsidiary Partnership shall be treated as receiving or accruing (a) a proportionate share of all gross income received or accrued by any other Subsidiary Partnership in which it owns a direct interest, in accordance with its Capital Interest in each such partnership, and (b) all gross income received or accrued by any

2

Disregarded LLC in which such Subsidiary Partnership owns (directly and/or indirectly through one or more other Disregarded LLCs) all of the membership interests.

Unless the context indicates otherwise, for purposes of all representations with respect to ownership of assets (including, but without limitation, stock and loans) contained in this letter: (i) the Company shall be treated as owning (a) its proportionate share of assets owned by any Subsidiary Partnership in which the Company owns a direct interest (as determined in accordance with the Company’s Capital Interest therein), (b) the assets owned by each of any QRS, and (c) the assets owned by any Disregarded LLC in which the Company owns (directly and/or indirectly through one or more other Disregarded LLCs) all of the membership interests; and (ii) each of any QRS shall be treated as owning (a) a proportionate share of the assets owned by each of any Subsidiary Partnership in which it owns a direct interest, in accordance with its Capital Interest in each such partnership, and (b) the assets owned by any Disregarded LLC in which such QRS (as the case may be) owns (directly and/or indirectly through one or more other Disregarded LLCs) all of the membership interests; and (iii) each of any Subsidiary Partnership shall be treated as owning (a) a proportionate share of the assets owned by any other Subsidiary Partnership in which it owns a direct interest, in accordance with its Capital Interest in each such partnership, and (b) the assets owned by any Disregarded LLC in which such Subsidiary Partnership owns (directly and/or indirectly through one or more other Disregarded LLCs) all of the membership interests.

The Company hereby represents, solely for purposes for your reliance in rendering your opinion, and authorizes you to rely on such representations in rendering your opinion, that:

Qualification, Authorization and Knowledge

1.	The individual executing this letter on behalf of the Company is the duly qualified and elected Executive Vice President and Chief Financial Officer of the Company and as such is familiar with the facts herein certified and is duly authorized to certify the same.

Organizational Matters

2.	Since January 1, 1987, the Company has been organized as a corporation taxable as a domestic corporation but for the operation of IRC §§856 through 859 and the operation of the Company has been carried out in accordance with (i) the law governing corporations formed in the state of Georgia and with all other applicable laws of the State of Georgia; (ii) the terms and conditions set forth in the Restated and Amended Articles of Incorporation dated August 9, 1999, as amended or supplemented (the “Articles of Incorporation”); and (iii) in the manner described in the Registration Statement, the Prior Shelf Registration, the Initial Shelf Registration and the Prospectus. Additionally, in all material respects, the organizational and other required documents of the Company have been properly filed pursuant to applicable state laws and the required filing fees have been paid.

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3.	Since January 1, 1987, (or, if later, the date of its formation), each of any QRS, each of any Disregarded LLC, and each of any Subsidiary Partnership has operated and intends to operate in accordance with the applicable laws of the state in which it was formed and its respective articles of incorporation (“QRS Articles”), articles of organization (“Disregarded LLC Articles”), or partnership agreement (a “Subsidiary Partnership Agreement”), and in the manner described in the Registration Statement, the Shelf Registration, and the Prospectus. Each of any QRS Articles, each of any Disregarded LLC Articles, and each of any Subsidiary Partnership Agreement, and all amendments thereto have been duly executed and filed. Additionally, in all material respects, the organizational and other required documents of each of any QRS, each of any Disregarded LLC, and each of any Subsidiary Partnership have been properly filed pursuant to applicable state laws and the required filing fees have been paid.

4.	For all periods prior to January 1, 1997, any Subsidiary Partnership in existence prior to January 1, 1997 (i) claimed to be classified as a partnership (and not as an association taxable as a corporation) for federal income tax purposes under the law in effect (and for periods) prior to January 1, 1997; (ii) had a reasonable basis (within the meaning of IRC §6662 and the regulations promulgated thereunder) for claiming such classification; and (iii) recognized, along with all of its respective partners, the federal income tax consequences of any change in its classification within the sixty months prior to January 1, 1997. There were no amendments to any Subsidiary Partnership Agreement in existence prior to January 1, 1997, which would have affected the transferability of interests in, the limitations on liability of partners of, the centralization of management of, or the continuity of existence of any Subsidiary Partnership in existence prior to January 1, 1997 in a manner that would have altered the status of the entity as a partnership for federal income tax purposes. Neither (i) any Subsidiary Partnership in existence prior to January 1, 1997 nor (ii) any of the partners of any of such Subsidiary Partnership was notified in writing on or before May 8, 1996, that the classification of such Subsidiary Partnership was under examination by the Internal Revenue Service (“IRS”). Since January 1, 1997 (or, if later, the date of its formation), each Subsidiary Partnership has been a domestic “eligible entity” and will continue to be a domestic “eligible entity” within the meaning of Treasury Regulation §301.7701-3(a), which generally defines “eligible entity” as a business entity which is neither (i) organized under a federal or state statute that describes or refers to the entity as incorporated or as a corporation, body corporate or body politic; (ii) organized under a state statute that describes or refers to the entity as a joint-stock company or joint-stock association; (iii) an insurance company; (iv) a state-chartered business entity conducting banking activities; (v) a business entity taxable as a corporation under a provision of the IRC other than IRC §7701 (which generally distinguishes between corporations and partnerships for federal income tax purposes); and (vi) certain foreign entities. Moreover, none of the Subsidiary Partnerships has affirmatively elected or will affirmatively elect (on a Form 8832 filed with the IRS or otherwise) to be classified as an association

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taxable as a corporation for federal income tax purposes, and none of the Subsidiary Partnerships will change its form of organization. No interests in any Subsidiary Partnership are traded on any established securities market or are readily tradable on any secondary market or the substantial equivalent of any secondary market, including any matching system or program.

5.	Since January 1, 1987, the Company has been and will continue to be managed by its directors, and the beneficial ownership of the Company has and will continue to be evidenced by transferable shares. The Company does not and will not impose, and is not aware of, any transfer restrictions on its outstanding shares of beneficial interest other than those restrictions contained in the Articles of Incorporation, which are intended to enable the Company to comply with certain REIT qualification requirements as set forth in IRC §856(a)(6).

6.	Since January 1, 1987, beneficial ownership of the Company has been held by 100 or more persons and the Company expects, and the Company intends to take all necessary measures within its control to ensure, that the beneficial ownership of the Company will continue to be held by 100 or more persons.

7.	Since January 1, 1987, at no time during the last half of any taxable year has more than 50 percent in value of the Company’s outstanding capital stock been owned directly or indirectly by five or fewer individuals within the meaning of IRC §856(h).

8.	Since January 1, 1987, the Company was not chartered or supervised as a bank, savings and loan, or similar association under state or federal law.

9.	Since January 1, 1987, the Company did not operate as a small business investment company under the Small Business Investment Act of 1958.

10.	Since January 1, 1987, the Company was not engaged in the business of issuing life insurance, annuity contracts, or contracts of health or accident insurance.

11.	Since January 1, 1987, the Company has used the calendar year as its taxable year.

12.	The Company was not created by or pursuant to an act of a state legislature for the purpose of promoting, maintaining, or assisting the economy within the state by making loans that generally would not be made by banks.

13.	The Company expects, and the Company intends to take all necessary measures within its control to ensure, that at no time during the last half of any taxable year, will more than 50 percent in value of the Company’s outstanding capital stock be owned directly or indirectly by five or fewer individuals within the meaning of IRC §856(h). The Company does not intend to allow the restrictions on ownership and transfer of the Company’s outstanding capital stock set forth in the Articles of Incorporation (the “Excess Shares Provision”) to be violated and will

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use its best efforts to prevent such restrictions from being violated. The Board of Directors may, however, grant an exemption from the Limit with respect to one or more persons (an “Exemption”). The Company represents that the Board of Directors has not granted any Exemptions from the Limit since January 1, 1987. The Company also represents that none of the securities that may be issued pursuant to the Shelf Registration will be issued in violation of the Excess Shares Provision. The Company will take all necessary steps and exercise reasonable due diligence and care to ascertain that the Company is not “closely held” within the meaning of IRC §856(h).

Gross Income of the Company

14.	Since January 1, 1987, the Company has derived at least 75 percent of its gross income (excluding gross income from “prohibited transactions” (as such term is defined in IRC §857(b)(6)) for each taxable year from sources specified in IRC §856(c)(3), and not otherwise excluded therefrom by operation of IRC §§856(d) or 856(f). The undersigned understands that the sources of gross income specified in IRC §856(c)(3) include but are not limited to (i) rents from real property other than rents excluded under IRC §856(d)(2) by reason of (A) being dependent in whole or part on the income or profits of any person from the property, (B) deriving from a tenant 10% or more of which is owned, by vote or value (or for years beginning before December 31, 2000 and leases entered into prior to July 12, 1999, by vote or number of shares) by the REIT or (C) consisting of “impermissible tenant service income” (addressed below); (ii) gain from the sale or other disposition of real property other than (A) stock in trade of the Company, (B) other property which would properly be included in the inventory of the Company if on hand at the close of its taxable year, and (C) property held by the Company primarily for sale to customers in the ordinary course of its trade or business (as further described in paragraph 17 below); (iii) dividends or other distributions on, and gain (other than gain from “prohibited transactions”) from the sale or other disposition of, transferable shares in other companies which are taxed as REITs; (iv) abatements and refunds of property tax; (v) consideration for entering into agreements to purchase or lease real property (other than amounts dependent on the income or profits of any person); and (vi) “qualified temporary investment income” which is income (A) attributable to any proceeds received in exchange for stock or a publicly offered debt instrument having a maturity of at least 5 years, and (B) received or accrued during the 1-year period beginning on the date on which the REIT receives such proceeds. Section 857(b)(6) of the IRC is understood to define “prohibited transaction” generally as a sale or other disposition of property (other than certain property held at least four years) which (i) is stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year or property held primarily for sale to customers in the ordinary course of trade or business; and (ii) is not “foreclosure property” within the meaning of IRC §856(e) (which generally defines “foreclosure property” as real property which (i) a REIT acquires as the result of having bid in such property at foreclosure, or having otherwise reduced

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such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness which secured such property, other than an indebtedness held by the REIT as stock in trade, inventory or primarily for sale to customers in the ordinary course of trade or business and (ii) which the REIT elects to treat as “foreclosure property” on or before the due date of its tax return for the year it acquires such property). For the current and all future taxable years, the Company expects, and the Company intends to take all necessary measures within its control to ensure that, at least 75 percent of the gross income (excluding gross income from “prohibited transactions” as such term is defined in IRC §857(b)(6)) of the Company will be derived from sources specified in IRC §856(c)(3), and not otherwise excluded therefrom by operation of IRC §§856(d) or 856(f).

15.	Since January 1, 1987, the Company has derived at least 95 percent of its gross income (excluding gross income from “prohibited transactions” (as such term is defined in IRC §857(b)(6)) for each taxable year from sources specified in IRC §856(c)(2), and not otherwise excluded therefrom by operation of IRC §§856(d) or 856(f). The undersigned understands that the sources of gross income specified in IRC §856(c)(2) include, but are not limited to, those specified in IRC §856(c)(3) as described in the preceding paragraph 14, as well as dividends and interest from any source and any payment under an interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument, entered into by the Company in a transaction to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred by the Company to acquire or carry real estate assets (and any gain from the sale or other disposition of any such investment). For the current and all future taxable years, the Company expects, and the Company intends to take all necessary measures within its control to ensure, that at least 95 percent of the gross income of the Company (excluding gross income from “prohibited transactions” as such term is defined in IRC §857(b)(6)) for any taxable year will be derived from sources specified in IRC §856(c)(2) (or, for tax years ending prior to January 1, 2005, treated as a source so specified pursuant to IRC §856(c)(5)(G)), and not otherwise excluded therefrom by operation of IRC §§856(d) or 856(f). In taxable years beginning on or after January 1, 2005, any income or gain that the Company derives from certain hedging transactions as defined in IRC §1221(b)(2)(A)(ii) or (iii), which is clearly identified pursuant to IRC §1221(a)(7), will be excluded from the Company’s gross income for purposes of the 95% gross income test to the extent that the transaction hedges any indebtedness incurred or to be incurred by the Company to acquire or carry real estate assets.

16.	For all taxable years ending after January 1, 1987 and before January 1, 1998, the Company derived less than 30 percent of its gross income from the sale or other disposition of (i) stock or securities held for less than one year, (ii) property in a transaction that is a prohibited transaction (as defined in IRC §857(b)(6)), and (iii) real property (including interests in real property and interests in mortgages on real property) held for less than four years, other than (A) property compulsorily

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or involuntarily converted within the meaning of IRC §1033, and (B) foreclosure property as defined in IRC §856(e) and paragraph 14 above.

17.	Since January 1, 1987 (or, if later, the date of its formation), the Company, each of any QRS, each of any Disregarded LLC, and each of any Subsidiary Partnership has held substantially all of its assets for investment purposes and not as (i) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year; or (ii) property held primarily for sale to customers in the ordinary course of its trade or business. For the current and all future taxable years, subject to paragraph 18 below, the Company expects, and the Company intends to take all necessary measures within its control to ensure, that the Company, each of any QRS, each of any Disregarded LLC, and each of any Subsidiary Partnership will hold substantially all of its assets for investment purposes and not as (i) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year; or (ii) property held primarily for sale to customers in the ordinary course of its trade or business.

18.	Since January 1, 1987, neither the Company, nor any QRS, nor any Disregarded LLC, nor any Subsidiary Partnership has engaged in any activity involving the sale or other disposition of property held primarily for sale to customers in the ordinary course of business and constituting a prohibited transaction (as defined in IRC §857(b)(6)); rather, any such activities have been conducted solely by and through CREC, CREC II, Captivate or Dusseldorf and will continue to be conducted solely by and through CREC or Captivate.

19.	Consistent with the representations made in paragraphs 14 and 15 above:

a)	Since January 1, 1987, the Company has not received or accrued any rent the determination of which was dependent on the income or profits of any person (exclusive of rent based on a fixed percentage or percentages of receipts or sales) which would otherwise have been excluded from the term “rents from real property” under IRC §§856(c)(2)(C) or 856(c)(3)(A) pursuant to IRC §856(d)(2)(A) and which, taking into account other non qualifying income, would have caused the Company to fail to satisfy the gross income tests described in paragraphs 14 and 15 above. The Company intends to take all necessary measures within its control to ensure that it will not receive or accrue any rent based on the income or profits of any person, including tenants and subtenants, which would cause the Company to fail to satisfy the gross income tests described in paragraphs 14 and 15 above due to failure of such rents to qualify as rents from real property for purposes of IRC §§856(c)(3) and 856(c)(2) and paragraphs 14 and 15, respectively. In making this determination, the Company has and will take into consideration IRC §856(c)(4) which provides that a proportionate part of the Company’s income from tenants that derive income based on income or profits of

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subtenants is to be excluded from the term “rents from real property” and IRC §856(c)(6) which provides that to the extent a tenant receives amounts from a subtenant that would qualify as “rents from real property” the income that the Company receives from such tenant will not be excluded from the term “rents from real property” by reason of being based on the income or profits of the tenant but only if the tenant derives substantially all of its income with respect to the property from the subleasing of substantially all of the property.

b)	Since January 1, 1987, the Company has not received or accrued any interest the determination of which was dependent on the income or profits of any person (exclusive of interest based on a fixed percentage or percentages of receipts or sales) and which would otherwise have been excluded from the term “interest” under IRC §856(c)(2)(B) or 856(c)(3)(B) pursuant to IRC §856(f), if such non qualifying interest, when taking into account other non qualifying income, would have caused the Company to fail to satisfy the gross income tests described in paragraphs 14 and 15. The Company intends to take all necessary measures within its control to ensure that it will not receive or accrue any interest based on the income or profits of any person, which would cause the Company to fail to satisfy the gross income tests described in paragraphs 14 and 15 above due to failure of such interest to qualify as interest for purposes of IRC §§856(c)(3)(B) and 856(c)(2)(B) and paragraphs 14 and 15, respectively.

c)	Since January 1, 1987 (except as otherwise permitted by IRC §856(d)(8) for taxable years beginning after December 31, 2000), the Company has not rented and does not intend to rent any property to a tenant in which it owns, directly or indirectly, (i) in the case of any tenant which is a corporation, 10 percent or more of the total combined voting power of all classes of stock entitled to vote, or 10 percent or more of the total number (or “total value” for tax years beginning after December 31, 2000) of shares of all classes of stock; or (ii) in the case of any tenant which is not a corporation, 10 percent or more of the assets or net profits, if such rental, taking into account other non qualifying income, would cause the Company to fail to satisfy the gross income tests described in paragraphs 14 and 15 above due to failure of such rents to qualify as rents from real property for purposes of IRC §§856(c)(3) and 856(c)(2) and paragraphs 14 and 15, respectively. In determining ownership, the attribution rules of IRC §318 (as modified by IRC §856(d)(5)) are to be taken into account.

d)	Since January 1, 1987, the Company has not been and is not now a party to, and does not intend to become a party to, a lease of real property where the rent under such lease attributable to personal property (as determined pursuant to IRC §856(d)(1)(C)) is greater that 15 percent of

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the total rent received under the lease and if such rental would cause the Company, taking into account other non qualifying income, to fail to satisfy the gross income tests described in paragraphs 14 and 15 above due to failure of such rents to qualify as rents from real property for purposes of IRC §§856(c)(3) and 856(c)(2) and paragraphs 14 and 15, respectively. For this purpose, with respect to each lease of real property, the rent attributable to personal property for the taxable year is that amount which bears the same ratio to total rent for the taxable year as the average of the fair market values (or adjusted bases for tax years beginning before December 31, 2000) of the personal property at the beginning and end of the taxable year bears to the average of the aggregate fair market values (or adjusted bases for tax years beginning before December 31, 2000) of both the real and personal property at the beginning and end of the taxable year.

e)	From January 1, 1987 through December 31, 2000, any services furnished or rendered to tenants and the management and operation of any property in which the Company held a beneficial interest, by the Company, any QRS, any Disregarded LLC, any Subsidiary Partnership or CREC, CREC II, or Düsseldorf, (i) were usually or customarily performed in connection with the rental of space for occupancy only for properties of a similar class in the geographic market in which each real property was located; and (ii) were not rendered to the tenant primarily for his convenience. Subsequent to December 31, 2000, any services furnished or rendered to tenants and the management and operation of any property in which the Company held, or will hold a beneficial interest, by the Company, any QRS, any Disregarded LLC, or any Subsidiary Partnership (i) were, and will be, usually or customarily performed in connection with the rental of space for occupancy only for properties of a similar class in the geographic market in which each real property is located; and (ii) were not, and will not be, rendered to the tenant primarily for his convenience (“Permissible Services”). From January 1, 1987 through December 31, 2000 any services, other than Permissible Services, performed, furnished or rendered, were, performed, furnished or rendered, through an independent contractor (as such term is defined in IRC §856(d)(3)) from whom the Company did not derive or receive (directly or indirectly) any income. Subsequent to December 31, 2000, any services, other than Permissible Services, performed, furnished or rendered, were, and will be, performed, furnished or rendered, through either an independent contractor (as such term is defined in IRC §856(d)(3)) from whom the Company did not, and will not, derive or receive (directly or indirectly) any income or through a “taxable REIT subsidiary” (as such term is defined in IRC §856(l)) (a “TRS”). Notwithstanding the foregoing, for tax years beginning after August 5, 1997, the undersigned understands that the

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Company was, and is, allowed to receive or accrue (directly or indirectly) a de minimis amount of income from performing, furnishing or rendering services other than Permissible Services (“impermissible tenant service income,” which does not qualify as rents from real property for purposes of IRC §§856(c)(3) and 856(c)(2) and paragraphs 14 and 15, respectively) so long as such income did not, or does not exceed 1 percent of all amounts received or accrued (directly or indirectly) by the Company with respect to such property and so long as such income, along with any other income not derived from sources specified in IRC §§856(c)(3) and 856(c)(2), did not, and does not, cause the Company to fail the gross income tests set forth in IRC §§856(c)(3) and 856(c)(2) and paragraphs 14 and 15, respectively.

f)	Since January 1, 1987, the Company has not received or accrued an amount of any gross income which does not qualify under the gross income tests described in IRC §856(c)(3) and paragraph 14 above, and which, in the aggregate, exceeds or exceeded 25 percent of the Company’s gross income in any taxable year. For the current and all future taxable years, the Company expects that the amount of any gross income received or accrued by the Company which does not qualify under the gross income tests described in IRC §856(c)(3) and paragraph 14, will not, in the aggregate, exceed 25 percent of the Company’s gross income in any taxable year.

g)	Since January 1, 1987, the Company has not received or accrued an amount of any gross income which does not qualify under the gross income tests described in IRC §856(c)(2) and paragraph 15 above, and which, in the aggregate, exceeds or exceeded 5 percent of the Company’s gross income in any taxable year. For the current and all future taxable years, the Company expects that the amount of any gross income received or accrued by the Company which does not qualify under the gross income tests described in IRC §856(c)(2) and paragraph 15, will not, in the aggregate, exceed 5 percent of the Company’s gross income in any taxable year.

h)	The Company currently keeps, and intends to continue to keep, sufficient records to enable the Company to make the filings required under Treasury Regulation §1.856-4(b)(4) (relating to the receipt of rents from any person in which the Company, directly or indirectly, owns any proprietary interest) and Treasury Regulation §1.856-4(b)(5)(iv) (relating to the use of unrelated independent contractors), and the Company intends to make such required filings.

20.	Since January 1, 1987, the Company has exercised and intends to continue to exercise its best efforts in attempting to comply with the gross income tests set forth in IRC §§856(c)(3) and 856(c)(2), and paragraphs 14 and 15, respectively.

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21.	If the Company fails to meet the requirements of either IRC §856(c)(2) or 856(c)(3) (or both) in any taxable year, it intends to avail itself of the provisions of IRC §856(c)(6) (whereby it will be considered to have satisfied the requirements of such paragraphs) if such failure is due to reasonable cause and not due to willful neglect.

Assets of the Company

22.	Since January 1, 1987, at least 75 percent of the value of the Company’s total assets have consisted, at the close of each quarter of each taxable year of the Company, of (a) cash and cash items (including receivables), (b) Government securities (as defined in the Investment Company Act of 1940), and (c) “real estate assets” (as such term is defined in IRC §856(c)(5)(B)). For the current and all future taxable years, the Company expects, and the Company intends to take all necessary measures within its control to ensure, that at least 75 percent of the value of the total assets of the Company will consist, at the close of each quarter of each taxable year of the Company, of (a) cash and cash items (including receivables), (b) Government securities (as defined in the Investment Company Act of 1940), and (c) “real estate assets” (as such term is defined in IRC §856(c)(5)(B)).

23.	From January 1, 1987 through December 31, 2000, at the close of each quarter of each taxable year of the Company: (i) not more than 25 percent of the value of the Company’s total assets have consisted of securities (other than those includible under IRC §856(c)(4)(A)); (ii) the Company’s ownership of securities has been limited in respect of any one issuer to an amount not greater in value than 5 percent of the value of the total assets of the Company; and (iii) the Company’s ownership of securities has been limited to not more than 10 percent of the outstanding voting securities of any issuer. For each taxable year of the Company beginning after December 31, 2000, at the close of each quarter of each such taxable year: (i) not more than 25 percent of the value of the Company’s total assets have consisted of securities (other than those includible under IRC §856(c)(4)(A)); (ii) not more than 20 percent of the value of its total assets have consisted of securities of one or more TRS; (iii) except with respect to a TRS and securities includible under IRC §856(c)(4)(A) (a) not more than 5 percent of the value of the Company’s total assets has been comprised by securities of any one issuer, and (b) the Company has not held more than 10 percent of the total voting power, or 10 percent of the total value of the outstanding securities of any one issuer. For the current and all future taxable years, the Company expects and intends to take all necessary measures within its control to ensure that at the close of each quarter of each such taxable year: (i) not more than 25 percent of the value of the Company’s total assets will consist of securities (other than those includible under IRC §856(c)(4)(A)); (ii) not more than 20 percent of the value of its total assets will consist of securities of one or more TRS; (iii) except with respect to a TRS and securities includible under IRC §856(c)(4)(A) (a) not more than 5 percent of the value of the Company’s total assets will be comprised by securities

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of any one issuer, and (b) the Company will not hold more than 10 percent of the total voting power, or 10 percent of the total value of the outstanding securities of any one issuer. For taxable years beginning after December 31, 2000, and solely for the purposes of the representations set forth herein (including, without limitation, the representations set forth in this paragraph 23) applying IRC §856(c)(4)(B)(iii)(III), (i) “straight debt” meeting certain requirements described in IRC §856(m)(2), unless the Company holds (either directly or through the Company’s “controlled taxable REIT subsidiaries” (as defined in IRC §856(d)(8)(iv))) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1 percent of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to IRC §467, other than with certain related persons; (iv) obligations to pay the Company amounts qualifying as “rents from real property” under the 75 percent and 95 percent gross income tests as described in paragraphs 14 and 15; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any entity not described in this category or payments on any obligation issued by such an entity; (vi) securities issued by a qualifying REIT; and (vii) other arrangements identified in Treasury Regulations (which have not yet been issued or proposed), have not been (or will not be) taken into account. In addition, any debt instrument issued by a partnership has not been (or will not be) treated as a “security” under the 10 percent value test if at least 75 percent of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75 percent gross income test as described in paragraph 14. If at least 75 percent of the partnership’s gross income is not derived from sources meeting the requirements of the 75 percent gross income test as described in paragraph 14, then the debt instrument issued by the partnership nevertheless has not been (or will not be) treated as a “security” to the extent of the Company’s interest as a partner in the partnership. Also, in looking through any partnership to determine the Company’s allocable share of any securities owned by the partnership, the Company’s share of the assets of the partnership, solely for purposes of applying the 10 percent value test in taxable years beginning on or after January 1, 2005, will correspond not only to the Company’s interest as a partner in the partnership but also to the Company’s proportionate interest in certain debt securities issued by the partnership. For all debt securities issued to the Company, the Company has confirmed that the representations contained in this paragraph 23 with respect to such debt securities are true, correct and complete.

24.	Since January 1, 1987, the Company, each of any QRS, each of any Disregarded LLC, and each of any Subsidiary Partnership have revalued their assets at the end of each quarter of each taxable year in which securities or other property was

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acquired and any discrepancy between the value of the Company’s various investments and the requirements of the 75 percent and 25 percent asset tests described in paragraphs 22 and 23 above, was eliminated within 30 days after the end of each such quarter to the extent such discrepancy was attributable, in whole or in part, to acquisitions during such quarter. For the current and all future taxable years, the Company expects, and the Company intends to take all necessary measures within its control to ensure, that the Company, each of any QRS, each of any Disregarded LLC, and each of any Subsidiary Partnership has or will revalue their assets at the end of each quarter of each taxable year in which securities or other property is acquired and will eliminate within 30 days after the end of each such quarter any discrepancy between the value of the Company’s various investments and the requirements of the 75 percent and 25 percent asset tests described in paragraphs 22 and 23 above, to the extent such discrepancy is attributable, in whole or in part, to acquisitions during such quarter.

25.	Since January 1, 1987, the Company, each of any QRS, each of any Disregarded LLC, and each of any Subsidiary Partnership has kept and intends to keep and retain sufficient records so as to be able to show that the Company has complied during each of its taxable years with the total asset tests contained in IRC §856(c)(4) and described in paragraphs 22 and 23 above.

26.	The value of the assets for purposes of the representations contained in paragraphs 22, 23 and 24 are accurate and correct to the best of our knowledge and belief (except that certain assets have been valued at book value, which valuation does not alter the accuracy of the representations contained in paragraphs 22, 23, and 24).

27.	Since January 1, 1987, the Company has exercised and intends to exercise its best efforts in attempting to comply with the asset tests set forth in IRC §856(c)(4) as described in paragraphs 22 and 23 above. If the Company fails to satisfy an asset test, it will take all actions necessary to avail itself of any relief provisions that could apply.

Distributions to Stockholders

28.	Since January 1, 1987, the Company’s deduction for dividends paid (as defined in IRC §561 (as modified by IRC §857(b)(9)), but determined without regard to capital gain dividends) to its stockholders for each taxable year has equaled or exceeded 95 percent (90 percent for taxable years beginning after December 31, 2000) of its real estate investment trust taxable income (as defined in IRC §857(b)(2)) for each such taxable year (as determined without regard to the deduction for dividends paid and by excluding any net capital gain), plus 95 percent (90 percent for taxable years beginning after December 31, 2000) of the excess of the Company’s net income from foreclosure property, if any, over the tax imposed on such income by IRC §857(b)(4)(A), less any excess noncash income (within the meaning of IRC §857(e)). For the current and all future

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taxable years, the Company expects, and the Company intends to take all necessary measures within its control, to pay dividends qualifying for the deduction for dividends paid (as defined in IRC §561 (as modified by IRC §857(b)(9)), but determined without regard to capital gain dividends) to its stockholders in an amount which equals or exceeds 90 percent of its real estate investment trust taxable income (as defined in IRC §857(b)(2)) for each such taxable year (as determined without regard to the deduction for dividends paid and by excluding any net capital gain) plus 90 percent of the excess of the Company’s net income from foreclosure property, if any, over the tax imposed on such income by IRC §857(b)(4)(A), less any excess noncash income (within the meaning of IRC §857(e)). In determining whether it has paid dividends for any year in the amount required pursuant to the preceding two sentences, the Company has, and will, disregard any dividends treated as “preferential dividends” under IRC §562(c) and, if any dividend not so disregarded is determined to be a preferential dividend (or if the Company is determined to have failed for any other reason to pay the amount of dividends required by the preceding two sentences), then the Company will pay a deficiency dividend in accordance with IRC §860 as necessary to avoid being disqualified as a REIT.

29.	The IRS may initiate an audit of the Company, a QRS, a Subsidiary Partnership, or a Disregarded LLC for one or more other taxable years. In the event that a determination (within the meaning of IRC §860(e)) is made that the Company’s income should be adjusted for any taxable year, and such adjustment would otherwise result in disqualification of the Company as a REIT for failure to meet the minimum distribution requirement for such year (as summarized in the preceding paragraph 28), then the Company intends timely to declare and pay a deficiency dividend in accordance with IRC §860 in order to avoid being disqualified as a REIT. In the event of a determination (as defined in IRC §860(e)) which causes the termination of its election as a REIT pursuant to IRC §856(g), the Company intends to timely avail itself of the relief provisions of Treasury Regulation §1.857-11(c) and IRC §852(e) and declare and pay to its shareholders a qualified designated distribution or distributions in an amount or amounts sufficient to eliminate so much of any earnings and profits for the year of termination (and for any subsequent taxable year for which the Company may not elect to be treated as a REIT as a result of such termination pursuant to IRC §§856(g)(3) and 856(g)(4)) as is necessary to enable the Company to re-elect to be taxed as a REIT no later than its fifth taxable year after the first taxable year for which such termination was effective.

30.	Other than earnings and profits that were grandfathered under IRC §857(a)(2)(A) related to taxable years beginning before February 28, 1986, the Company has no, and will continue to have no, accumulated earnings and profits from any taxable year for which it did not qualify as a REIT and has not succeeded by reason of any merger or other non-taxable acquisition of assets (including any deemed acquisition of assets resulting from an election to treat a subsidiary as a QRS) to the earnings and profits of any other entity taxable as a corporation, if such

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earnings and profits would cause a disqualification of the Company as a REIT. If, by reason of any merger (directly or through a QRS) or other non-taxable acquisition of assets (including any deemed acquisition of assets resulting from an election to treat a subsidiary as a QRS), the Company does succeed to the earnings and profits of any other entity taxable as a corporation, then the Company intends to distribute to the Company’s shareholders all of such earnings and profits before the close of the taxable year of such merger or acquisition. If, for any reason, the Company’s status as a REIT is terminated for any year, the Company intends timely to declare and pay to its shareholders a dividend in an amount sufficient to eliminate so much of any earnings and profits for the year of termination (and for any subsequent taxable year for which the Company may not elect to be treated as a REIT as a result of such termination pursuant to IRC §§856(g)(3) and 856(g)(4)) as is necessary to enable the Company to re-elect to be a REIT no later than its fifth taxable year after the first taxable year for which such termination was effective. Without limiting the foregoing, if there is a “determination” (as defined in IRC §852(e)(5)) that the Company failed to qualify to be taxed as a REIT for any taxable year or years on account of having accumulated earnings and profits, the Company intends within the 90-day period beginning on the date of the “determination” to declare and pay to its shareholders a dividend or dividends (designated as being taken into account under IRC §852(e) with respect to the taxable year or years of disqualification) in an amount not less than the excess of the portion of the accumulated earnings and profits of the Company which are attributable to the taxable year or years of disqualification over any interest payable under IRC §852(e)(3). Section 852(e)(5) of the IRC is understood to define “determination” as (i) a decision by the Tax Court; or a judgment, decree, or other order by any court of competent jurisdiction which has become final; (ii) a closing agreement between the IRS and the Company made under IRC §7121; (iii) an agreement signed by the IRS and by (or on behalf of) the Company relating to the liability of the Company for tax; (iv) a determination by the Company filed with the IRS that it does not qualify to be taxed as a REIT for a taxable year; or (v) a statement attached to its amendment or supplement to a return of tax for the relevant year.

Information Statements from Shareholders

31.	Since January 1, 1987, the Company has demanded by January 30th of each year, written statements (the “Written Statements”) with respect to ownership of shares of the Company’s stock, from those shareholders (if any) determined as follows: (i) if the Company had 200 or fewer holders of record of its shares of stock on any dividend record date, demand has been made of each record holder holding of record one-half of one percent or more of the shares of any class of its stock; (ii) if the Company had from 201 to 1,999 holders of record of its shares of stock on any dividend record date, demand has been made of each record holder holding of record one percent or more of the shares of any class of its stock; and (iii) if the Company had 2,000 or more holders of record of its shares of stock on any dividend record date, demand has been made of each record holder holding of

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record five percent or more of the shares of any class of its stock. For the current and all future taxable years, the Company intends to demand by January 30th (or within 30 days after the close of the Company’s taxable year, if such year closes on any date other than December 31st) of each year Written Statements with respect to ownership of shares of the Company’s stock, from those holders (if any) determined as follows: (i) if the Company has 200 or fewer holders of record of its shares of stock on any dividend record date, demand will be made of each record holder holding of record one-half of one percent or more of the shares of any class of its stock; (ii) if the Company has from 201 to 1,999 holders of record of its shares of stock on any dividend record date, demand will be made of each record holder holding of record one percent or more of the shares of any class of its stock; and (iii) if the Company has 2,000 or more holders of record of its shares of stock on any dividend record date, demand will be made of each record holder holding of record five percent or more of the shares of any class of its stock. The Company has requested and intends to request that the Written Statements (a) disclose the actual ownership (as determined pursuant to Treasury Regulation §1.857-8(b)) of the shares of stock held by the Company’s holders of record of whom demand was or will be made, and (b) show the maximum number of shares of the Company’s stock actually or constructively (through application of the attribution rules of IRC §544, as modified by IRC §856(h)(1)(B)) owned by each of the actual owners of the Company’s shares of stock identified in the Written Statements at any time during the last half of the Company’s immediately preceding taxable year. The Company has maintained, and will maintain, Written Statements for the period of time required under the IRC, as part of the permanent records of the Company within the Internal Revenue District in which the Company is required to file its tax return, and will be kept at all times available for inspection by any internal revenue officer or employee.

32.	Since January 1, 1987, the Company’s prior demands for the Written Statements have informed, and the Company intends in its future demands for the Written Statements to inform, each stockholder that if it fails or refuses to supply the Company with the requested Written Statement, such stockholder will be under a duty to submit at the time it files its tax return for the taxable year ending with, or including, the last day of the Company’s immediately preceding taxable year, a written statement containing the following information: (i) in the case of any person holding shares of beneficial interest in the Company who is not the actual owner of such share, the name and address of each actual owner, the number of shares owned by each actual owner at any time during such person’s taxable year, and the amount of dividends belonging to each actual owner; or (ii) in the case of an actual owner of shares of beneficial interest in the Company, (a) the number of shares actually owned by such person at any and all times during such person’s taxable year, and the amount of dividends from the Company received during such person’s taxable year, (b) if the Company’s shares of beneficial interest were acquired or disposed of during such person’s taxable year, the number of shares acquired or disposed of, the dates of acquisition or disposition, and the names and

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addresses of the person(s) from whom such shares were acquired or to whom they were transferred, (c) if any of the Company’s shares of beneficial interest are also owned by any member of such person’s family or by any of such person’s partners, the names and addresses of such family member(s) or partner(s), and the number of shares owned by each such family member or partner at any and all times during such person’s taxable year, (d) the names and addresses of any corporation, partnership, association, or trust in which such person had a beneficial interest of 10 percent or more at any time during his taxable year, and (e) to the extent required by Treasury Regulation §1.857-9(b)(2), the information specified in (a) through (d) above with respect to any shares of stock or shares of beneficial interest owned by such person in any other trust or entity claiming to be a REIT.

33.	The Company has maintained and intends to maintain, as part of its permanent records for the period of time required under the IRC, a list of all persons failing or refusing to comply in whole or in part with the Company’s demand for Written Statements from its shareholders of record with respect to the actual ownership of the Company’s shares of beneficial interest.

Other Matters

34.	Since January 1, 1987, the Company has not elected, pursuant to IRC §856(e)(5), to treat any property acquired through foreclosure as “foreclosure property” (as such term is defined in IRC §856(e)(1)). The Company does not anticipate making an election under IRC §856(e)(5) to treat any property acquired through foreclosure as foreclosure property in the future except to the extent necessary to maintain its status as a REIT or to minimize its federal, state or local tax liabilities.

35.	The Company and each of CREC, CREC II and Düsseldorf joined in a timely-filed election to treat each of CREC, CREC II and Düsseldorf as a TRS effective January 1, 2001. In addition, the Company joined in an election to treat Captivate as a TRS. The Company does not and has not owned more than 10% of the vote or value of the outstanding securities of Captivate, and the services provided by Captivate would not and have not caused the rent from the relevant property to not qualify as rents from real property under the REIT rules. As of December 31, 2003 the Company no longer owns any securities of CREC II. As of March 25, 2004 the Company no longer owns any securities of Düsseldorf.

36.	During taxable years beginning after December 31, 2000, neither CREC, CREC II, Captivate, Düsseldorf, nor any other TRS of the Company directly or indirectly operated or managed any lodging facility (as defined in IRC §856(d)(9)(D)(ii)) or health care facility (as defined in IRC §856(e)(6)(D)(ii)) or directly or indirectly provided to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility was

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operated in a manner which would cause the Company to be disqualified as a REIT.

37.	The Company elected to be taxed as a REIT commencing with its taxable year beginning January 1, 1987 and computed taxable income as a REIT in its timely filed return for each of its taxable years 1987 through 2003. The Company will compute taxable income as a REIT in its timely filed return for the taxable year which commenced on January 1, 2004.

38.	The Company intends to use the net proceeds from the future sale of any securities under the Shelf Registration for general business purposes, including (i) acquisition of additional properties or other acquisition transactions; (ii) repayments or refinancing of debt; (iii) redevelopment of existing portfolio properties; (iv) development of new properties; (v) working capital; (vi) stock repurchases on the open market; and (vii) potential special distributions to shareholders. The Company, however, reserves the right to change the use of such net proceeds in response to, among other things, changes in business plans, or regulatory or competitive conditions, and the Company intends to continue to meet the REIT distribution requirements, as stated in paragraph 28 above, regardless of whether any stock repurchases or special distributions are considered preferential or qualify for the dividends paid deduction.

39.	The representations made by the Company to the IRS with respect to the private letter rulings received by the Company were true at the time such representations were made and, to the extent the Company has continued to rely on such rulings, have continued to be true at all times thereafter, and there has been no misstatement or omission of material fact in the requests for such private letter rulings that would permit the IRS to revoke such private letter rulings.

40.	Since January 1, 1987, the Company has not acquired any C corporation property in a “conversion transaction” (as such term is defined in Treasury Regulation §1.337(d)-7).

41.	The information provided by the Company regarding each and every entity in which the Company holds, or has at any time since January 1, 1998, held, any ownership or net profits interest, directly or indirectly, through a QRS, a Disregarded LLC, or a Subsidiary Partnership is accurate.

42.	The Company is duly formed and existing under the laws of the State of Georgia and is duly authorized to transact business in the State of Georgia.

43.	Since January 1, 1987, the Company, any Subsidiary Partnership, and any TRS have not been and are not currently being audited by the IRS.

44.	If the Company were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief

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is otherwise available, the Company will pay a penalty of $50,000 for each such failure and take all actions necessary to avail itself of any relief provisions that could apply.

45.	The Company has been organized and has operated in a manner which enabled it to meet the requirements for qualification and taxation as a REIT from January 1, 1987 through December 31, 1998. The Company intends to continue to be organized and operate in a manner which will allow it to meet the requirements for qualification and taxation as a REIT for the remainder of the tax year ending December 31, 2004 and future years.

The facts and representations made herein are true and correct. To the extent that the foregoing representations are forward-looking, they reflect the present intention of the Company and its current business plan with respect to the Company’s operations and activities (including, for this purpose, the operations and activities of each of any QRS, each of any Disregarded LLC, each of any Subsidiary Partnership and each of any TRS) based on existing and contemplated facts and circumstances. Unexpected events may cause a deviation from one or more of the intended operating principles set forth herein, and in such case, the Company, if it takes actions consistent with the business plan reflected in the foregoing representations as revised based on such deviation or deviations, currently intends to do so in a manner to preserve in all events the status of the Company as a REIT under the IRC.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand on behalf of the Company this 18th day of November, 2004.

COUSINS PROPERTIES INCORPORATED

By:	/s/ James A. Fleming
James A. Fleming
Executive Vice President and Chief Financial Officer

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